                                                      Filed pursuant to Rule 433
                                        Registration Statement No. 333-158199-10
                                                              Dated June 1, 2011
CREDIT SUISSE

Credit Suisse FX Factor USD Excess Return Index
Monthly Performance Report - May 2011
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1 June 2011
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Highlights
[]   The CS FX Factor Index posted a decline of 1.47% in May. Year to date, the
     FX Factor index is down by 2.52%, with a realised volatility of 5.45% .
[]   Most pro-risk styles in the FX Metrics framework posted losses in May as market concerns over the Greek fiscal woes and global activities slowdown intensified.
[]   In contrast, Terms of Trade is the only style that recorded a gain during the month, with positive performance both in the G10 and in the EM components.

Performance Statistics
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                         May    3 Months    YTD     12 Months
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Excess Return          -1.47%    -2.61%    -2.52%     -3.23%
Realized Volatility     5.13%     5.42%     5.45%      5.09%
Sharpe Ratio            -3.28     -1.89     -1.08      -0.60
Skew                     0.11     -0.70     -0.58      -0.35
Kurtosis                -0.42      0.71      0.21       0.00
Maximum Drawdown       -2.26%    -3.15%    -3.75%     -4.94%
Maximum Drawdown Date 17 May 11 17 May 11 17 May 11 17 May 11

Source: Credit Suisse - May 2010 to May 2011 FXFTERUS performance

Performance (past 12 months)
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Risk-Return Comparison
(12 month rolling)
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Strategy Contribution
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               3 Months 12 Months
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Carry           -0.97%    -1.29%
EM               0.17%    -0.17%
Growth          -0.74%    -3.06%
Momentum         1.51%     4.26%
Terms of Trade  -1.21%    -1.62%
Value           -1.38%    -1.36%
Overall         -2.61%    -3.23%

Source: Credit Suisse - May 2010 to May 2011 FXFTERUS performance

3 Months Rolling Contribution
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Index Facts
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Index Value (31 May 2011)           233.89
Bloomberg Index Ticker    FXFTERUS Index [GO]

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All rights reserved. This document has been prepared by Credit Suisse.